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                                                                       EXHIBIT 1

                         PROMETHEUS WESTERN RETAIL, LLC
                              30 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10020


                                  May 10, 2002


Center Trust, Inc.
3500 Sepulveda Boulevard
Manhattan Beach, CA  90266-3696
Attention:  Stuart Gulland

Re:  Notice to Terminate Standstill Provisions

Dear Stuart:

         Reference is made to that certain Stockholders Agreement (the "Stockholders Agreement") dated as of June 1, 1997, as amended, made between Lazard Freres Real Estate Investors L.L.C., LF Strategic Realty Investors L.P., Prometheus Western Retail, LLC ("Prometheus") and Center Trust, Inc. (formerly Alexander Haagen Properties, Inc.) (the "Company"). Capitalized terms used and not otherwise defined herein have the meanings given in the Stockholders Agreement.

         In accordance with Section 5.1(b) of the Stockholders Agreement, Prometheus hereby provides the Company written notice that Prometheus elects that a Standstill Extension Term not commence (the "Standstill Termination Notice"). Following 90 days after the date of this Standstill Termination Notice, the following provisions of the Stockholders Agreement will automatically terminate and be of no further force and effect: Section 2.1 (Members of the Board), Section 2.2 (Committee Representation; Subsidiary Boards), Section 2.3 (Vacancies), Section 2.4 (Officers), Section 4.1 (Voting Rights), Section 5.1 (Standstill Periods), Section 5.2 (Restrictions During Standstill Period and Standstill Extension Term), Section 5.3 (Restrictions on Transfer) and Section 5.4 (Notice to Company).

         Save as provided above, the Stockholders Agreement will remain in full force and effect.

         Please countersign a copy of this letter where indicated below to signify your acknowledgment of and agreement with the contents of this letter and return the signed copy to the attention of Marjorie L. Reifenberg, Esq., Prometheus Western Retail, LLC, 30 Rockefeller Plaza, 50th Floor, New York, NY 10020 (facsimile: (212) 332-5980).

                                       Sincerely,

                                       Prometheus Western Retail, LLC



                                       By:    Prometheus Western Retail Trust
                                       Its:   Sole Member

                                       By:    /s/ Mark S. Ticotin
                                       Title: Vice President
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Agreed and accepted as of the date
set forth above.

Center Trust, Inc.



By:
Name:
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Title:
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